Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Pam Lord
(858) 646-8032	(619) 849-6003
plord@pnlifesciences.com

QUIDEL REPORTS THIRD QUARTER 2009 RESULTS
Announces Conference Call for Monday, October 19, 2009
SAN DIEGO, Calif., October 16, 2009 — Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced financial results for the third quarter and nine months ended September 30, 2009.
Highlights:
•	Grew total revenues 76% to $56.2 million in the third quarter of 2009 versus the same period of the prior year.

•	Earnings per diluted share in the third quarter of 2009 increased to $0.50 from $0.15 per diluted share in the same period of the prior year, an increase of 233%.

•	Expanded gross margin in the third quarter of 2009 to 69% compared to 62% in the third quarter of 2008.

•	Income from operations in the third quarter of 2009 was $24.3 million versus $7.4 million in the same period in 2008, an increase of 230%.

•	Operating margin increased to 43% in the third quarter of 2009 from 23% in the same period of the prior year.

•	Entered into a joint development and commercialization agreement with BioHelix Corporation.
Third Quarter 2009 Results
For the third quarter of 2009, total revenues were $56.2 million, compared to $31.9 million for the third quarter of 2008, an increase of 76%. Total International revenues grew 221% to $10.6 million versus the third quarter of 2008. Sales of infectious disease products grew 91% to $47.0 million in the quarter compared to the prior year led by sales of the Company’s QuickVue® Influenza products. The Company experienced an increase in the number of new influenza test users and a high volume of reorders by physician office labs and hospitals in response to unprecedented levels of patient visits for influenza-like-illness. Reproductive and women’s health products grew 38% to $5.5 million from the prior year.
Net income for the third quarter of 2009 was $14.9 million, or $0.50 per diluted share, compared to $4.7 million, or $0.15 per diluted share, for the third quarter of 2008.
“Our record quarterly results during this last period were fueled by exceptional global demand for our QuickVue influenza tests as clinicians in the physician office and hospital settings continue to recognize the utility of rapid influenza testing,” said Douglas Bryant, president and chief executive officer of Quidel. “Just as important, an increasing number of physicians and healthcare professionals around the world are adopting influenza testing as they recognize the important role rapid influenza testing plays in aiding in the management and diagnosis of influenza-like-illness.” Bryant continued, “In addition, sales of our strep and pregnancy product lines increased in the third quarter versus the prior year and our shipments are now tracking more consistently with end user demand.”
Nine Months Ended September 30, 2009
Total revenues increased 3% to $97.7 million for the nine-month period ended September 30, 2009 from $94.6 million for the same period in 2008. For the nine-month period in 2009, diluted earnings per share were $0.42 compared to $0.39 for the same period of the prior year. Included in diluted earnings per share for the nine-month period in 2009 is a restructuring charge of $2.0 million or $0.04 per share.
Liquidity
Cash, cash equivalents and marketable securities as of September 30, 2009 were $65.3 million, compared to $57.9 million as of December 31, 2008. Year-to-date, Quidel repurchased approximately 2.1 million shares of its common stock for $18.9 million under the Company’s previously announced share repurchase program. A total of $8.1 million remains available for share repurchases under the current Board authorized program.
Conference Call Information
Quidel management will host a conference call on Monday, October 19, 2009 to discuss these topics as well as other business matters beginning at 10:00 a.m. Eastern time (7:00 a.m. Pacific time). During the conference call, the Company may answer questions concerning business and financial developments and trends. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.
To participate in the live call by telephone from the U.S., dial (800) 510-0178, or from outside the U.S. dial (617) 614-3450, and enter the passcode 38013176.
A live webcast of the call can be accessed at www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 1:00 p.m. ET (11:00 a.m. PT) on October 19, 2009 by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 68107541.
About Quidel
Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point-of-care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com, www.rsvtesting.com and www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing our strategic initiatives, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, potential required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.
[Table follows]

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30		September 30
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Total revenues	$56,152	$31,868	$97,685	$94,649

Cost of sales (excludes amortization of intangible assets)	17,670	12,070	36,169	36,439
Research and development	3,157	2,753	9,003	8,755
Sales and marketing	6,400	5,141	16,538	16,052
General and administrative	4,325	3,438	12,125	10,175
Restructuring	—	—	2,038	—
Amortization of intangibles	345	1,114	1,040	3,408

Total costs and expenses	31,897	24,516	76,913	74,829

Income from operations	24,255	7,352	20,772	19,820

Interest expense	(148)	(166)	(459)	(510)
Interest income	53	364	299	1,321
Other, net	(5)	160	(5)	145

Total other income (expense)	(100)	358	(165)	956

Income before taxes	24,155	7,710	20,607	20,776

Income tax expense	9,215	2,969	7,831	7,998

Net income	$14,940	$4,741	$12,776	$12,778

Basic earnings per share:	$0.50	$0.15	$0.42	$0.40
Diluted earnings per share:	$0.50	$0.15	$0.42	$0.39

Weighted shares used in basic per share calculation	29,713	31,915	30,151	31,891
Weighted shares used in diluted per share calculation	30,149	32,648	30,547	32,674

Gross profit as a % of total revenues	68.5%	62.1%	63.0%	61.5%
Research and development as a % of total revenues	6%	9%	9%	9%
Sales and marketing as a % of total revenues	11%	16%	17%	17%
General and administrative as a % of total revenues	8%	11%	12%	11%
Income from operations as a % of total revenues	43%	23%	21%	21%
Condensed balance sheet data (in thousands):

	9/30/09	12/31/08

Cash, cash equivalents and marketable securities	$65,332	$57,908
Working capital	87,024	85,592
Total assets	149,799	142,808
Long term obligations	8,053	8,138
Stockholders’ equity	118,111	119,236